Exhibit 99.1

LAPOLLA INDUSTRIES, INC.

AUDITED FINANCIAL STATEMENTS

OCTOBER 31, 2003 AND 2004

ALSO PRESENTED:

UNAUDITED FINANCIAL STATEMENTS

FOR THE TWO MONTHS ENDED

DECEMBER 31, 2004

LAPOLLA INDUSTRIES, INC.
INDEX TO FINANCIAL STATEMENTS

i

BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive, Suite 209
Coral Springs, Florida 33071

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of LaPolla Industries, Inc.:

We have audited the accompanying balance sheets of LaPolla Industries Inc. as of October 31, 2004 and 2003 and the related statements of operations, retained earnings and cash flows for the years then ended. We have also provided the supplemental information presenting the unaudited balance sheet of LaPolla Industries Inc. as of December 31, 2004 and the related unaudited statements of operations, retained earnings and cash flows for the two month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly in all material respects, the financial position of LaPolla Industries, Inc. as of October 31, 2004 and 2003 and the related statements of operations, retained earnings and cash flows for the years then ended in conformity with United States generally accepted accounting principles.

/s/ BAUM & COMPANY, P.A.

Coral Springs, Florida
April 26, 2005

LAPOLLA INDUSTRIES, INC.
BALANCE SHEETS

	October 31, 2003	October 31, 2004	December 31, 2004
			(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$-	$-	$3,469
Accounts Receivable, Net of Allowance for Doubtful Accounts	1,310,062	1,334,326	1,582,034
Inventory	191,192	294,415	359,122
Loans Receivable	70,000	-	-
Deferred Tax Benefit	-	60,000	-
Other Current Assets	13,589	25,353	57,954
Total Current Assets	1,584,843	1,714,094	2,002,579

PROPERTY AND EQUIPMENT
Land	92,169	92,169	92,169
Building and Improvements	424,719	424,719	424,719
Machinery and Equipment	37,525	171,394	172,100
Less: Accumulated Depreciation	(134,103)	(149,600)	(154,292)
Net Property and Equipment	420,310	538,682	534,696

Total Assets	$2,005,153	$2,252,776	$2,537,275

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes Payable-Current Portion	$38,814	$511,225	$506,374
Bank Overdraft	12,606	84,633	-
Income Tax Payable	-	-	23,000
Accounts Payable and Accruals	857,363	977,339	1,148,971
Total Current Liabilities	908,783	1,573,197	1,678,345

LONG TERM LIABILITIES
Notes Payable-Net of Current Portion	341,652	-	-
Loans from Related Party	205,978	244,989	243,187
Total Long Term Liabilities	547,630	244,989	243,187

Total Liabilities	1,456,413	1,818,186	1,921,532

STOCKHOLDERS' EQUITY
Common Stock, $10 Par Value, 100,000 Shares Authorized, 9,156 Shares Issued and Outstanding	91,563	91,563	91,563
Retained Earnings	457,177	343,027	524,180
Total Stockholders' Equity	548,740	434,590	615,743

Total Liabilities and Stockholders' Equity	$2,005,153	$2,252,776	$2,537,275

The accompanying notes are an integral part of the financial statements.

LAPOLLA INDUSTRIES, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Year Ending October 31, 2003	Year Ending October 31, 2004	Two Months Ending December 31, 2004

			(Unaudited)

REVENUES	$6,387,102	$7,797,765	$1,621,379

COST OF GOODS SOLD	5,483,756	6,667,172	1,242,372

Gross Profit	903,346	1,130,593	379,007

OPERATING EXPENSES	951,682	1,379,514	115,231

Net Income (Loss) Before Other Income (Expenses) and Provision for Income Taxes	(48,336)	(248,921)	263,776

OTHER INCOME (EXPENSE)
Customer Finance Charges	133,480	107,445	8,662
Interest Income	4,024	1,157	158
Interest (Expense)	(42,467)	(33,831)	(8,443)

Total Other Income (Expense)	95,037	74,771	377

Net Income (Loss) Before Provision for Income Taxes	46,701	(174,150)	264,153

Provision (Benefit) for Income Taxes	2,204	(60,000)	83,000

Net Income (Loss)	44,497	(114,150)	181,153

Retained Earnings - Beginning	412,680	457,177	343,027

Less: Dividends	-	-	-

Retained Earnings - Ending	$457,177	$343,027	$524,180

The accompanying notes are an integral part of the financial statements.

LAPOLLA INDUSTRIES, INC.
STATEMENTS OF CASH FLOWS

	Year Ending October 31, 2003	Year Ending October 31, 2004	Two Months Ending December 31, 2004

			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$44,497	$(114,150)	$181,153

Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operations:
Depreciation and Amortization	21,622	30,188	4,692

Changes in Operating Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(86,903)	(24,264)	(247,708)
(Increase) Decrease in Inventory	15,848	(103,223)	(64,707)
(Increase) Decrease in Deferred Income Taxes	-	(60,000)	60,000
Increase (Decrease) in Income Taxes Payable	-	-	23,000
(Increase) Decrease in Loans Receivable	118,722	70,000	-
(Increase) Decrease in Other Current Assets	19,752	(11,764)	(32,601)
(Increase) Decrease in Payables and Other Accruals	(75,649)	119,976	171,632

Net Cash Provided (Used) by Operating Activities	57,889	(93,237)	95,461

CASH FLOW FROM INVESTING ACTIVITIES:
Payments for Fixed Assets	(12,767)	(99,979)	(706)

Net Cash Provided (Used) by Investing Activities	(12,767)	(99,979)	(706)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from Loan - Building	-	471,278	-
Payments of Loan-Building	(17,473)	(386,590)	(3,510)
Increase (Decreases) in Loan Payable-Related Parties	(32,806)	39,011	(1,802)
Payments of Notes Issued for Asset Purchases	(6,026)	(2,510)	(1,341)
Increase (Decrease) in Bank Overdraft	11,183	72,027	(84,633)

Net Cash Provided (Used) by Financing Activities	(45,122)	193,216	(91,286)

Net Increase (Decrease) in Cash	-	-	3,469

CASH - BEGINNING	-	-	-

CASH - ENDING	$-	$-	$3,469

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:	-	-

Cash Paid for Interest Expense	$42,467	$33,831	$8,443
Cash Paid for Income Taxes	$2,204	$-	$-
Fixed Assets Acquired for Debt	$-	$48,580	$-

The accompanying notes are an integral part of the financial statements.

LAPOLLA INDUSTRIES INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding these financial statements. The financial statements and notes are representations of management who is responsible for their integrity and objectivity. The accounting policies used conform to generally accepted accounting principles and have been consistently applied in the preparation of these financial statements.

ORGANIZATION AND OPERATIONS

LaPolla Industries, Inc. was formed on October 31, 1983 in Arizona. The operations of the Company consist of manufacturing and distributing acrylic roof coatings, sealants and spray polyurethane foam systems.

The Company has changed its fiscal year end from October 31 to December 31, effective January 1, 2005.

The Company became a wholly-owned subsidiary of IFT Corporation on February 11, 2005 (See Note 8).

REVENUE RECOGNITION

The Company’s revenue is derived primarily from the sale of its products to its customers upon shipment of product.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carry-forwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount that will more likely than not be realized (See Note 3).

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments: Cash, accounts receivable, and accounts payable. The carrying amounts approximated fair value because of the demand nature of these instruments.

INVENTORY

Inventory is stated at the lower of cost or market on the FIFO basis. Obsolete and excess inventory is written off.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Represents amounts due from customers for products sold. Management has estimated and established a $50,000 allowance for bad debts with respect to the collection ability and credit worthiness of the customer base for all applicable periods.

INTERIM STATEMENTS

The financial statements for the two months ending December 31, 2004 are unaudited and include all adjustments which in the opinion of management are necessary for a fair presentation, and such adjustments are of a normal and recurring nature. The results of operations for the two months are not indicative of a full year results.

LAPOLLA INDUSTRIES INC.
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

NOTE 2 - PROPERTY AND EQUIPMENT

Land, Building and Improvements, Machinery and Equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective periods.

Depreciation is provided over the estimated useful lives of the related assets using the accelerated and straight-line methods for financial statement purposes. The estimated useful lives for significant property and equipment categories are as follows:

Building	40 Years	Building Improvements	39 Years
Office Furniture and Equipment	7 Years	Machinery and Equipment	5 to 7 Years
Vehicles	5 Years

Depreciation expense for the years ending October 31, 2003 and 2004 and the two months ending December 31, 2004 were $21,145, 28,487 and $ 4,692, respectively.

NOTE 3 - INCOME TAXES

In accordance with FASB 109, deferred income taxes and benefits are provided for the results of operations of the Company. The principle temporary differences that will result in deferred tax assets and liabilities are certain expenses and losses accrued for financial reporting purposes that are not deductible for tax purposes until paid. The differences between Federal income tax rate and the effective income tax rate as reflected in the accompanying statement of operations are:

	Year Ended October 31, 2003	Year Ended October 31, 2004	Two Months Ended December 31, 2004
Statutory Federal Income Tax Rate	34%	(34)%	34%
State Franchise and Income Tax	7	(7)	7
Base Statutory Federal Tax Rate	(19)	-	-
Deferred Tax Effect	(17)	7	(15)
Effective Tax Rate	5%	(34)%	26%

The Company has recorded a tax benefit on its loss for 2004, in recognition of realized future profits.

The calculation of the tax provision (benefit) is:

	Year Ended October 31, 2003	Year Ended October 31, 2004	Two Months Ended December 31, 2004
Pre Tax Profit (Loss)	$46,701	$(174,150)	$264,153
Loss Carry-Forward	(38,864)	-0-	(174,150)
Subtotal	10,837	(174,150)	90,003
Income Tax Provision (Benefit)	14,477	(60,000)	83,000
Deferred Tax Benefit	12,273	-0-	60,000
Current Tax Provision	2,204	-0-	23,000

NOTE 4 - FACILITY LEASE COMMITMENTS

Prior to the sale of the Company (See Note 8), the Company owned its building. As part of the sale transaction, the Company signed an office lease (for its current facilities) commencing on February 12, 2005 through August 31, 2005 at a lease and real estate rate of $8,391 monthly. The lease provides for two renewal terms of 3 months each at a lease rate increase of 1-2%.

LAPOLLA INDUSTRIES INC.
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

NOTE 5 - CONCENTRATION OF RISK

The Company's cash balances in financial institutions at times may exceed federally insured limits of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 6 - LOANS PAYABLE

Loans payable consists of the following:

	October 31, 2003	October 31, 2004	December 31, 2004
Bank Mortgage - 5.5%, due in monthly installments of $ 3,871. Matures in May 2009 *	$377,956	$462,645	$459,134
Equipment loan, due in monthly installments of $ 502. Matures in 2004	2,510	-0-	-0-
Vehicle loan due in monthly installments of $ 670 *	-0-	48,580	47,240
Total Debt	380,466	511,225	506,374
Less: Current Portion	38,814	511,225	506,374
Total Long term Debt	$341,652	$-	$-

* Notes were satisfied as part of the sale of the business. (See Note 8).

NOTE 7 - LOANS PAYABLE - RELATED PARTIES

The Company received advances from its shareholder and corporate officers. These were satisfied upon the sale of the business.

NOTE 8 - SUBSEQUENT EVENTS

SALE OF THE COMPANY TO IFT CORPORATION

On January 25, 2005, IFT Corporation (“IFT”) entered into a Stock Purchase Agreement (“Agreement”) with LaPolla Industries, Inc., (“LaPolla”) and Billi Jo Hagan, Trustee of the Billi Jo Hagan Trust, Dated October 6, 2003 (“Shareholder”), wherein the IFT agreed to pay $2 Million in cash and issue thirty four (34) shares of its restricted common stock in exchange for all of the issued and outstanding shares of capital stock of LaPolla (the “Transaction”) with a closing scheduled on or before February 28, 2005. On February 11, 2005, the parties entered into an Amendment to the Stock Purchase Agreement and Closing Statement to close the transaction in accordance with the terms of the Agreement, as amended. The basic assets of LaPolla to be part of the sale include: manufacturing equipment, product formulations, raw material and finished goods inventory, customers and vendor lists, office equipment, accounts receivable, and goodwill. The basic liabilities that are part of the transaction included accounts payable, and various accrued expenses.

Prior to the transaction the Company will transfer to the shareholder: land, building (offset by a mortgage) and related improvements, a vehicle (and vehicle note payable) and loans payable to the shareholder and a related party.

The Chairman of the Board and majority shareholder of IFT, Richard J. Kurtz, advanced $2 Million in cash to finance the transaction for the Company. The $2 Million advance was made in the form of a demand loan bearing interest at 9% per annum payable by IFT to Mr. Kurtz.